Transcript for Conference Call and Webcast

Monday, November 5, 2007

CORPORATE PARTICIPANTS
Mario Rodriguez
NTR Acquisition Co. - CEO
Hank Kuchta
NTR Acquisition Co. - President & COO
Bill Hantke
NTR Acquisition Co. - Principal Financial Officer
Jeff Dill
NTR Acquisition Co. - Acting General Counsel

CONFERENCE CALL PARTICIPANTS
Chris Kazim
Maxim Group - Analyst
William Dobbs
Merrill Lynch - Analyst

PRESENTATION

Operator
Good day ladies and gentlemen, and welcome to the NTR Acquisition Company to Acquire Kern Oil & Refining Company. My name is Angelique. I’ll be your coordinator for today.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s conference, Mario Rodriguez, CEO of NTR.

Please proceed sir.

Mario Rodriguez - NTR Acquisition Co. - CEO
Thanks, Angelique. Good morning, and welcome to NTR’s conference call.

Again, I’m Mario Rodriguez, Chief Executive Officer of NTR, and I want to welcome you to today’s conference call to discuss NTR’s proposed acquisition of Kern Oil & Refining Company. We appreciate you participating in this call in such a short notice.

I would like to introduce the rest of our management team with me here today -- Hank Kuchta, President and Chief Operating Officer of NTR; Bill Hantke, our Principal Financial Officer; and Jeff Dill, our Acting General Counsel.

We will review the terms of the transaction and will provide a description of Kern. We will also discuss why we believe this is a great acquisition for NTR. We will then conclude our formal remarks and will take your questions.

You can access the slides we will refer to in this conference call at our Web site, www.ntracq.com.

Now, let me call your attention to the disclaimer regarding forward-looking statement. We will be referring to forward-looking statements, which are subject to risks and uncertainties that can cause actual results to differ materially from those described here today.

We will also be referring to non-GAAP financial measures in our discussion, which we use to enhance your understanding of NTR and Kern’s businesses, but they should be considered in addition to and not substitutes for U.S. GAAP measures, which will be available in our Proxy Statement. We will be filing a Proxy Statement with the SEC in due course and will mail a definitive Proxy to our shareholders in order to hold a vote.

Now, let -- having covered the legal issues, let’s get into details of the transaction. This is obviously a very exciting day for us here at NTR and at Kern. On Page Four, we’ll give you some transaction highlights.

We have agreed to acquire 100% of the shares of the Kern for a cash consideration of $286.5 million. We would also be acquiring for cash, Kern’s inventory and other working capital, which Kern currently estimates at $35 million. The final value of the inventory and other working capital will be determined at closing.

Kern owns a 27,000 barrel a day refinery located in Bakersfield, California. It includes 839,000 barrels of storage capacity, an 18-mile crude-receipt line and some related gathering systems. The refinery fiscal year 2007 normalized EBITDA is $67 million, and it generated an annual average EBITDA of $57 million in the 2004 to 2006 period.

The refinery is uniquely positioned to capitalize on the ample availability of heavy crude oil in the San Joaquin Valley. Importantly, Occidental Petroleum has agreed to invest $35 million in a convertible preferred security to be issued by NTR in support of the acquisition of Kern. Occidental is a leading international oil and gas exploration and production company with significant production operations in California.

Let me now turn to Page Five, and I’ll walk you through some additional transaction detail. The acquisition has been structured as an asset purchase, even though we’re buying shares. So we will receive the full benefit of the purchase price for tax purposes.

It is a cash acquisition, to be funded with a combination of cash from the trust and the investment from Occidental Petroleum. In addition, we have received a proposal for a $120 million senior secure revolving credit facility to fund and finance the company working capital, which will replace Kern’s existing revolving credit facility.

The senior management team will be lead by Hank and me, with Bill Hantke as the Principal Financial Officer and Jeff Dill as our General Counsel. In addition, we expect Jake Belin, the current President of Kern, to join NTR’s senior management at closing.

We will retain all the operating personnel at the refinery, and Occidental’s investment is in the form a convertible preferred security, again as I said, to be issue at closing. It has a 5.75% coupon rate payable quarterly. The conversion price is at the lowest of the 30-day average price of our stock prior to announcement and the price at closing.

Occidental will also have the right to nominate one Director to NTR’s Board. The transaction is subject to NTR shareholder approval and relevant federal, state and regulatory approvals as well. We expect to close sometime in the first quarter of 2008.

Now on Page Six, we show you a comparison of the Kern acquisition to other transactions in the sector. We show a comparison of Kern’s purchase price to EBITDA and purchase price to capacity barrel relative to comparable transactions in the last six years.

In terms of purchase price for capacity barrel, which is shown in bars, Kern’s acquisition multiple compares quite favorably to those transactions that took place in the last 24 months. In terms of the purchase price to EBITDA, which is shown in bullet points on or above the bars, Kern’s purchase price compares favorably to the transactions that have taken place within the last six years.

This chart contains both corporate and asset transactions. We believe that this is a very attractive entry point for NTR and is even more attractive given the growth potential.

On Page Seven, we show NTR pro forma Kern compared to the small capitalization publicly traded independent refining companies. This charts shows that NTR pro forma Kern compares quite favorably to this group. On the top left corner, the median firm value to the last 12 months EBITDA of the peer group is 5.6 times compared to Kern’s entry multiple of 4.3 times, so our investors should experience short-term upside.

On the right, on the top right corner, in terms of firm value per barrel of processing capacity, the median if the peer group is $13,800 per barrel compared to what we’re paying, which is approximately $10,600 barrels.

At the center bottom, we show that our balance sheet is substantially unleveraged relative to this group, which is consistent with and supports our growth plan.

Now, let me walk you through an overview of Kern and why it fits the investment criteria we shared with you during our IPO. Kern was founded in 1934, and it currently consists of a refinery with a rated capacity of 27,000 barrels per stream day, 839,000 barrels of crude oil and product storage capacity, an 18-mile crude-receipt pipeline and related gathering systems. And Kern is currently in the process of adding 212,000 barrels of additional storage capacity, which should be operational in the first quarter of 2008.

Kern runs local San Joaquin Valley crude, with an average 27 to 28 degrees [API] and it markets its refined products primarily in southern central California. The refinery generated $44 million of EBITDA in the first seven months of fiscal year 2007 ending June 30th. Starting in July, it operated at a reduced rate due to the installation of low NOx burners in the platformer unit.

It also operated at a reduced capacity due to a major turnaround at a refinery that purchases a significant volume of fuel oil and gas oil from Kern. This turnaround was already completed, and Kern has started to ramp up operations again. There is ample land in the refinery to upgrade its ability to process heavy crude oil.

Kern has experienced -- has an experienced management team and operating personnel who have a good record of safe, reliable operations.

On Page Nine, we’ll show you that the refinery produces, on average, 8,800 barrels per day of CARB gasoline, 8,500 barrels of CARB diesel, 1,000 barrels per day of gas oil, approximately 10,000 barrels of fuel oil and 400 barrels per day of solvents. The major units are listed on the right-hand side of this page.

The refinery completed in 2006 an ultra low-sulfur project, which included a new naphtha hydrotreater, a new reformer unit, a new sulfur plant complex, an upgraded diesel hydrotreater, expanded an upgraded power supply, an upgraded cooling tower, and an enhanced warehouse and operations building.

Now, let me tell you a little bit about the market in which Kern operates on Page Ten. Kern is located in a very attractive refining market. The West Coast benchmark 3-2-1 crack spread has been on average 90% higher than the same benchmark in the United -- in the U.S. Gulf Coast. This West Coast 3-2-1 crack differential over the Gulf Coast averaged $8.39 per barrel -- 89 and -- $8.89 a barrel over the last eight years.

Importantly, this differential has been quite resilient, and it has sustained itself at different crude oil prices. This is an attractive market for a refiner, relative to the rest of the United States, and that is one of the reasons this acquisition is so appealing to us.

A very important part of our business was to capitalize on the availability of heavy sour crude oil. And on Page 11, we’ll -- we show you the regional crude oil supply dynamics. There is ample availability of heavy crude oil in California and particularly in Kern County. The bulk of the production is heavy crude oil.

There is four times more supply than there is demand for crude oil in San Joaquin Valley. Despite a natural crude production decline curve, there is ample availability of long-term supply. But importantly, the terms of our commercial relationship with Occidental Petroleum, which is being negotiated, will ensure a long-term supply of crude oil for Kern.

As it relates to the markets in which Kern markets its products, Page 12 shows that Kern produces CARB gasoline and CARB diesel. Demand in the San Joaquin Valley is approximately 50% gasoline and 50% diesel. Kern historically had sold products on a contractual basis. Its customers are major oil companies, large independent refiners and large distributors.

Diesel demand has been growing in Kern’s markets due to growth in trucking, agriculture and crude oil production and drilling activities. We see a lot of potential for Kern in supplying this growing demand.

Now, let’s turn to the Page 13 and talk about the significant investment opportunities available to us at Kern. A critical component of our business plan was to acquire a refinery that represented an attractive platform for incremental investment to capitalize on the light/heavy differential. And we believe Kern fits our plan very well.

We have listed on this page projects requiring capital investments of a little bit over $500 million in aggregate, which should yield incremental annual EBITDA of approximately $200 million at average prices of 2006. Working with Kern management, we have identified these projects to enhance the refinery profitability and returns in the short and long term.

One short-term opportunity is to install the unit that separates transmix, which is a volume of mixed gasoline and diesel coming out of refined product pipelines. Right now, Kern purchases transmix and runs it through the crude tower, which reduces crude oil [runs]. If we install a new splitter, we can separate the transmix, sell its components and increase crude run rates at the refinery. It would cost us an estimated $5 million. It would take one year to build, and its payout would be less than one year.

Another project is the isomerization unit. Kern purchases a certain volume of intermediate products to produce CARB gasoline. The isomerization unit would reduce these purchases, would have a cost of approximately $15 million, and it would take approximately two years to bring on stream and would have an 18 months payout.

The hydrocracker project is an ideal project to upgrade Kern’s fuel oil and supply that growing demand for diesel. It is a larger project with very attractive economics. We envision the hydrocracker project in conjunction with a coker unit, which would allow us to process 13 to 16 degree API crude, that is heavy crude, and capture significant benefits from lower feedstock costs. These last two projects are the cornerstone of NTR’s stated strategy, and we have already started some preliminary work to scope these projects better.

On Page 14, we show you that Kern has had a very strong historical performance. The table contains some historical selected and operating financial data for Kern. Kern has shown strong earnings and cash flow generation capacity over the last 3.5 years across different margin environments.

Its utilization rate has been quite strong during this period. In 2007, it appears relatively low compared to the 2004 to 2006 period just because Kern is running the transmix into the -- in the crude tower, which displaces crude oil, as we spoke before.

The unlevered free cash flow generation at the refinery has been quite strong, which is critical to support our growth plan.

Now, let me summarize our prepared remarks on Page 15. This compares what -- the investment criteria we shared with you during our IPO nine months ago and how Kern fits that criteria. We’re obviously very excited about Kern and how well it fits the invest -- this investment criteria we shared with you.

We told you that we would acquire a refinery that had a sustainable performance through the cycle, and we have shown here that Kern has delivered a strong financial performance. We believe that an important part of this plan was to capitalize on the arbitrage that exists between the private and public markets. And we show that this acquisition compares quite favorably to other transactions in the sector and to the publicly traded comparable companies.

We also told you that we would target to access heavy sour crude oil supply. Kern is located in one of the most prolific heavy crude oil basins in North America. We told you that we would seek to negotiate supply agreements. We have aligned ourself with Occidental Petroleum, which is making an investment in NTR, and have already started discussions about this supply agreement.

We also said that we would seek to access to this -- we would seek access to distribution and logistic infrastructure for our products. Kerns owns its own terminal, and a large percentage of their products are the sold at the refinery [rack].

Lastly, we told you that we would look for an attractive growth platform. And I hope we showed you that -- how much growth potential there is at Kern, both in the short term and the long term.

With Kern, we’re located in a premium market. We have access to heavy crude. We have a partnership with a California producer, an unlevered balance sheet, and a great growth potential.

Thank you for listening. This concludes our formal remarks, and now, we will take your questions.

Angelique, please open the call for questions. Thank you.

Angelique?

QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS)

Your first question comes from the line of [Chris Kazim] of Maxim Group.

Please proceed.

Chris Kazim - Maxim Group - Analyst
Hey, guys. Thanks for taking the question. And congratulations on the acquisition.

Mario Rodriguez - NTR Acquisition Co. - CEO
Thank you.

Chris Kazim - Maxim Group - Analyst
I apologize if this was mentioned. I jumped in a few minutes late. Do you guys have an idea as to when you’re going to be going -- or, starting a road show in relation to this deal?

Mario Rodriguez - NTR Acquisition Co. - CEO
We currently have a schedule to do some visits and starting to meetings early next week.

Chris Kazim - Maxim Group - Analyst
Okay. And you’re looking to close Q1 ‘08?

Mario Rodriguez - NTR Acquisition Co. - CEO
Correct.

Chris Kazim - Maxim Group - Analyst
Okay. Thanks very much, guys.

Mario Rodriguez - NTR Acquisition Co. - CEO
Thank you.

Operator
Your next question comes from the line of [William Dobbs] of Merrill Lynch.

Please proceed.

William Dobbs - Merrill Lynch - Analyst
Hi, good morning. Hi, Mario. I wonder if you could just give us, I guess, a little bit of an update on the status of the debt markets for some of the projects you’re considering. They obviously all look to have pretty attractive rates of return.

I guess -- are these things you would - you’d think about undertaking sooner rather than later? And, I guess, what’s the availability of the credit markets to -- for this kind of project financing?

Mario Rodriguez - NTR Acquisition Co. - CEO
Bill, thank you for your question. We have not had a significant difficulty in raising debt for the opportunities we’ve looked at. And in this case with the partnership with Occidental Petroleum, I think we’ve sort of gotten out of the box with a substantially unleveraged balance sheet too. We look to pursue this -- the short-term projects with internally generated cash flows.

As in regards to the larger project, Bill, I think we have the ability -- a key part of this is a crude oil supply agreement, and with not debt on the balance sheet and an operating asset, the -- raising the debt and the project debt financing, we don’t envision to be a difficulty.

I think raising the debt right now, we’re probably more challenged than it was at the beginning of the year. But, we think that this is something that we’ll take into account as we proceed. But, we’ll have some work to do between now and starting to spend money on the projects.

William Dobbs - Merrill Lynch - Analyst
Okay, great. Thank you.

Operator
(OPERATOR INSTRUCTIONS)

Your next question comes from the line of Gary Jacobs of Citigroup. Please proceed.

I’m sorry. His line has been disconnected.

There are no further questions in the queue.

(OPERATOR INSTRUCTIONS)

Ladies and gentlemen, we have a follow-up question from the line of Chris Kazim of Maxim Group.

Please proceed.

Chris Kazim - Maxim Group - Analyst
Hey guys, a quick question on your -- some of your institutional holders, have you spoken to any of the larger holders yet to see how they feel about this deal, people like Fortress or Highfields or HBK?

Mario Rodriguez - NTR Acquisition Co. - CEO
We have not spoken to any of our shareholders.

Chris Kazim - Maxim Group - Analyst
Okay.

Mario Rodriguez - NTR Acquisition Co. - CEO
Angelique, any more questions?

Operator
There are no further questions in the queue at this time.

Mario Rodriguez - NTR Acquisition Co. - CEO

Terrific, well thank you. Again, very excited about his opportunity, and we’ll be available to answer your questions or have further discussions as questions arise. Thank you.

Operator
Thank you, for your participation in today’s conference. This does conclude the presentation. You may now disconnect.

Have a great day.